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INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE

We consent to the use in this Registration Statement of Evolving Systems, Inc. on Form S-1 of our report dated March 4, 1997, except for Note 7, as to which the date is ____, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedule of Evolving Systems, Inc., listed in Item 16. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


DELOITTE & TOUCHE LLP

Denver, Colorado
__________, 1998


The accompanying financial statements reflect a one-for-two reverse split of Non-voting Common Stock and Voting Common Stock, which is to be effected prior to the effective date of a proposed initial public offering. The above consent and report on schedule is in the form which will be signed by Deloitte & Touche LLP upon consummation of the above event, which is described in Note 7 of Notes to Financial Statements, and assuming that, from March 4, 1997 to the date of such event, no other event shall have occurred that would affect the accompanying financial statements and notes thereto as of December 31, 1996 and 1995 and for the years ended December 31, 1996, 1995 and 1994.

DELOITTE & TOUCHE LLP

Denver, Colorado
January 9, 1998